        Exhibit 99.1
Delek US Holdings Approves a $400 million Increase in its Share Repurchase Authorization

BRENTWOOD, Tenn., Sep. 3, 2024 -- Delek US Holdings, Inc. (NYSE: DK) (the "Company" or "Delek US") announced that its Board of Directors approved a $400 million increase in its share repurchase authorization, bringing the total amount available for repurchases under current authorizations to approximately $562 million.

Avigal Soreq, President and Chief Executive Officer of Delek US, stated, "Generating value for our shareholders is a key priority and the enhanced share repurchase authorization reflects our desire to deliver increased cash returns to our shareholders. We see a lot of value in our equity and, subject to market conditions, we will continue to use share buybacks to return incremental value to our shareholders."

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, pipelines, and renewable fuels. The refining assets consist primarily of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations consist of Delek Logistics. Delek US and its affiliates also own the general partner and an approximate 72.5% percent limited partner interest in Delek Logistics. Delek Logistics is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are "forward-looking statements," as that term is defined under the federal securities laws. Investors are cautioned that risks described in the Company's filings with the United States Securities and Exchange Commission, among others, may affect these forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur or that the Company becomes aware of after the date hereof, except as required by applicable law or regulation.

Investor Relations and Media/Public Affairs Contact:
investor.relations@delekus.com